Exhibit 23.4

CONSENT

I hereby consent to being named in the Registration Statement on Form S-1 (Registration No. 333-150141) of Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectuses contained therein), as a director nominee of the Company. I will not become a director of the Company until after the effectiveness of the Registration Statement.

March 14, 2011

/s/ A. B. Krongard
A. B. Krongard